Exhibit 10.32
January 6, 2023

William Burke 8 Forster Dr.
Norton, MA 02766 William,
Congratulations! We are excited to extend you an offer of employment with ViewRay Technologies, Inc. The details of your offer are as follows:

Position:	EVP, Chief Financial Officer, reporting to Scott Drake, CEO. This is a regular full-time position.
Start Date:	January 6, 2023
Compensation:
Your starting salary will be $17,307.69 biweekly which is equivalent to $450,000.00, annually.

Eligible to participate in the Company’s Performance Based Bonus Plan. This bonus plan is based on corporate goals established by the Company’s Board of Directors. At 100% to plan, this bonus plan will provide an opportunity to earn 60% of your base salary in variable incentive compensation. Actual incentive compensation may range from 0% - 200% of the target based on performance to goals. For the first calendar year it is prorated based on your start date.

Position is classified as exempt from overtime.

Signing Bonus:
$200,000.00 subject to applicable tax withholding to be in January 2024. If your employment with the Company terminates, with or without cause, before the 1-year anniversary of the signing Bonus payment date, you will repay the prorated amount within thirty (30) days of the date of termination, to the extent permitted by applicable law.

Equity:
You will receive an equity grant in the total value of $2,100,000 under the terms and conditions set forth in a separate grant agreement and the Company’s 2015 Stock Incentive Plan, as amended (the “Plan”).

This equity grant will distribute in the following manner:
1.$1.2M will be granted Restricted Stock Units (RSUs). The award will vest over a 3- year period. One-third of the award will vest 12 months after the grant date, and additional one third will vest 24 months after the grant date and the final one-third will vest 36 months after the grant date. Your grant date will be January 16, 2023.
2.$900K will be granted during the executive annual equity grant cycle. The target date for this grant is ~ March 1, 2023. This grant will be issued as follows:
a.$450K in Restricted Stock Units (RSUs)
b.$150K in the ’22 Performance Share plan (PSUs)
c.$300K in the ’23 Performance Share plan (PSUs)

Severance	Eligible to participate in the Executive severance program.
Time Off:	As a full-time exempt teammate, you are eligible for paid time off under the ViewRay’s Flexible Paid Time Off (“FTO”) Policy. In addition, we offer 10 paid company holidays.
Health Benefits:
We offer teammates medical, dental and vision insurance plans. Coverage begins on your start date. ViewRay pays 100% of the premium for both Short Term Disability up to 66 2/3% of your weekly salary and Long-Term Disability up to 66 2/3% of your base monthly salary, for approved claims per plan. ViewRay also pays 100% of the premiums for basic life and AD&D insurance up to 1.5x your base annual salary or $250,000. Other plans include HSA, FSA, accident, critical illness, hospital indemnity, legal, voluntary life and AD&D, and an Employee Assistance Program.

Exhibit 10.32

401(k):
You are eligible to begin contributions to the Company’s 401k plan on the first payroll date in the month following your hire date. The plan offers a competitive match of 50% on the first 8% of pay you elect to contribute. (Subject to the IRS contribution limits). The ViewRay company match vests immediately.

A summary of the benefits available to you is attached. For the full details please refer to the benefits guide. The Company reserves the right from time to time to change the company benefits and related plans.

Consistent with state law, your employment with the Company will be “at-will.” This means that your employment with the Company will not last for any specific period, and either you or the Company can terminate your employment without notice and for any reason or for no reason. This offer is expressly conditioned upon your successful completion of the Company’s pre-employment screening process, including references, a background check and drug screen (depending on the position). As part of your employment at the Company, you are required to sign the attached Confidentiality and Restrictive Covenant agreement, and always, you are required to comply with the Company’s corporate policies and procedures.

By accepting this offer, you represent and warrant that (i) you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company and (ii) you will not bring to the Company any confidential or proprietary information or material of any former employer; disclose or use such information or material in the course of your employment with the Company; or violate any other obligation to your former employers. Further, you agree to execute all documentation necessary for the Company to verify your right to work in the United States and to conduct a background check, and you expressly release the Company from any claim arising out of the Company’s verification of such information.

If you wish to accept this offer, please sign, and return this letter. Your signature below indicates your acceptance of the terms of this offer and the representations contained above. We appreciate the time you have invested in this process, and we look forward to welcoming you to our team!

Sincerely,

Rob Fuchs
CHRO – ViewRay Inc.

Acknowledged and Accepted:

__________________________________
William Burke    Date